Exhibit 99.1

CAI International, Inc. Reports Results for the First Quarter of 2008, Announces the Acquisition of Consent Equipment AB and Raises EPS Guidance for 2008

SAN FRANCISCO, Apr 30, 2008 (PrimeNewswire via COMTEX News Network) — CAI International, Inc. (CAI) (NYSE:CAP) reported that net income in the first quarter of 2008 increased $1.7 million, or 46.4%, to $5.3 million, compared with net income of $3.6 million in the first quarter of 2007. Fully diluted earnings per share in the first quarter of 2008 was $0.31 with 17.1 million average shares outstanding, compared to a fully diluted loss per share of $0.19 on 10.6 million average shares outstanding during the first quarter of 2007.

In the first quarter of 2008, CAI’s revenue was $17.7 million, an increase of $3.1 million, or 21.6%, compared to the first quarter of 2007. Container rental revenue increased $3.6 million, or 45.3%, to $11.4 million from $7.9 million in the first quarter of 2007. Management fee revenue was $2.9 million, a decrease of $0.5 million, or 14.9%, from the $3.4 million of management fee revenue reported in the first quarter of 2007. Gain on sale of container portfolios was unchanged at $2.9 million compared to the first quarter of 2007. Finance lease income in the first quarter of 2008 increased $0.1 million, or 16.9%, to $0.4 million, compared to finance lease income of $0.3 million reported in the first quarter of 2007.

“We are very pleased with the continued strength in our business,” said Masaaki (John) Nishibori, Chief Executive Officer of CAI. “Our average utilization for the first quarter of 2008 was 95.7% compared to 92.4% in the first quarter of 2007, and remains at similar levels today. The strong first quarter utilization provides us with increased confidence going into the remainder of 2008. With new container prices quoted at price levels 20% over the average in 2007, we believe utilization will remain high and lease rates will increase over the course of the year.”

CAI also announced today the acquisition of Consent Equipment AB (CEAB) for $15.6 million in cash and the assumption of approximately $25 million in debt. The transaction closed on April 30th, simultaneously with the signing of the purchase and sale agreement.

CEAB, headquartered in Gothenburg, Sweden, is a well-established lessor of European palletwide containers, roll trailers and German swapbodies. The company has operations located in Sweden, Germany and the United Kingdom, and owns approximately 3,300 palletwide containers, 1,200 roll trailers and 2,400 German swapbodies. In conjunction with this transaction, CEAB has purchased a fleet of 1,200 palletwide containers from an affiliated company effective March 31, 2008, bringing its fleet of palletwide containers to approximately 4,500 units.

“CEAB is the type of company we are focused on acquiring,” said Masaaki (John) Nishibori. “CEAB has a longstanding reputation in the specialized container segment and our new colleagues are well experienced with the equipment needs of its European customers. The acquisition provides CAI instant access to an important container related business and diversifies our overall customer base. We do not expect any workforce reductions from the acquisition and the additional employees provide greater depth to our European operations.”

He continued, “Europe has been a fast growing market for international trade and remains one of the main drivers of our results so far this year. We believe European integration and economic growth will continue to increase demand for containerized transportation equipment in and around Europe. With the addition of CEAB, CAI establishes a strong foothold in this important market that is growing 7% per annum, and lays the groundwork for future investment by CAI. The transaction is expected to add in 2008 between $0.07 to $0.10 in incremental earnings per share after interest associated with the acquisition and is expected to add approximately nine million of revenue for the remainder of this year.”

Guidance for 2008

Based on the continued strength of CAI’s business and the incremental earnings from the acquisition of CEAB, CAI is revising upward its 2008 earnings per share guidance from a range of $1.30 to $1.35 to a range of $1.38 to $1.43 per share on a fully diluted share count of 17.1 million.

Conference Call

A conference call to discuss financial results for the first quarter of 2008 will be held on Wednesday, April 30, 2008 at 5:00 p.m. EDT. The dial-in number for the teleconference is 1-877-681-3367; outside of the U.S., call 1-719-325-4895. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.caiintl.com, by selecting “Q1 2008 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of March 31, 2008, the company operated a worldwide fleet of 773,000 TEU of containers through 10 offices located in 8 countries.

The CAI International logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3968

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results to differ materially from current expectations including, but not limited to, economic conditions, customer demand, increased competition and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K and its interim reports on Form 10-Q. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CAI International, Inc.

Consolidated Balance Sheets

(In thousands, except share information)

(UNAUDITED)

	March 31, 2008	Dec. 31, 2007
ASSETS
Cash	$34,221	$8,433
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $ 320 and $530 at March 31, 2008 and December 31, 2007, respectively	13,307	12,995
Accounts receivable (managed fleet)	23,486	22,238
Current portion of direct finance leases	4,371	4,610
Prepaid expenses	2,787	3,151
Deferred tax assets	1,854	1,777
Other current assets	413	224

Total current assets	80,439	53,428
Container rental equipment, net of accumulated depreciation of $ 86,629 and $86,946 at March 31, 2008 and December 31, 2007, respectively	270,308	242,606
Net investment in direct finance leases	6,958	6,356
Furniture, fixtures and equipment, net of accumulated depreciation of $ 361 and $325 at March 31, 2008 and December 31, 2007, respectively	486	468

Intangible assets, net of accumulated amortization of $ 1,860 and $1,548 at March 31, 2008 and December 31, 2007, respectively	5,682	5,994
Goodwill	50,247	50,247

Total assets	$414,120	$359,099

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$3,555	$3,060
Accrued expenses and other current liabilities	3,954	3,275
Due to container investors	29,371	21,075
Unearned revenue	4,191	3,744
Current portion of capital lease obligation	—	31
Rental equipment payable	47,486	25,446

Total current liabilities	88,557	56,631
Revolving credit facility	165,100	147,600
Deferred income tax liability	23,589	23,720

Total liabilities	277,246	227,951

Stockholders’ equity:
Common stock, par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding, 17,144,977 shares at March 31, 2008, and December 31, 2007	2	2
Additional paid-in capital	91,284	90,988
Accumulated other comprehensive income	242	101
Retained earnings	45,346	40,057

Total stockholders’ equity	136,874	131,148

Total liabilities and stockholders’ equity	$414,120	$359,099

CAI International, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended March 31,
	2008	2007
Revenue:
Container rental revenue	$11,446	$7,880
Management fee revenue	2,910	3,419
Gain on sale of container portfolios	2,922	2,895
Finance lease income	373	319

Total revenue	17,651	14,513

Operating expenses:
Depreciation of container rental equipment	3,012	1,690
Amortization of intangible assets	312	308
Impairment of container rental equipment	95	119
Gain on disposition of used container equipment	(822)	(1,005)
Equipment rental expense	20	395
Storage, handling and other expenses	874	671
Marketing, general and administrative expense	4,404	3,302

Total operating expenses	7,895	5,480

Operating income	9,756	9,033

Interest expense	2,023	3,239
Interest income	(47)	(9)

Net interest expense	1,976	3,230

Income before income taxes	7,780	5,803
Income tax expense	2,491	2,191

Net income	5,289	3,612
Accretion of preferred stock	—	5,572

Net income (loss) available to common shareholders	$5,289	$(1,960)

Net income (loss) per share:
Basic	$0.31	$(0.19)
Diluted	$0.31	$(0.19)
Weighted average shares outstanding:
Basic	17,109	10,584
Diluted	17,109	10,584

	As of March 31, 2008	As of March 31, 2007
	(unaudited)
Managed fleet in TEUs	526,031	511,000
Owned fleet in TEUs	247,347	172,853

Total	773,378	683,853

Percentage of on-lease fleet on long-term leases	71.3%	70.5%
Percentage of on-lease fleet on short-term leases	26.4	27.6
Percentage of on-lease fleet on finance leases	2.3	1.9

Total	100.0%	100.0%

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Average fleet utilization rate for the period	95.7%	92.4%

This news release was distributed by PrimeNewswire, www.primenewswire.com

SOURCE: CAI International

CAI International, Inc.

Victor Garcia, Chief Financial Officer

(415) 788-0100

vgarcia@caiintl.com

(C) Copyright 2008 PrimeNewswire, Inc. All rights reserved.

News Provided by COMTEX